Exhibit 99.1

Alternus Clean Energy Reports Financial Results for Three and Six Months Ended June 30, 2024

Debt reduced by $80 million(40%) during H1

Additional market focus in microgrids

Fort Mill August 27, 2024 -- International Renewable Independent Power Producer (IPP) Alternus Clean Energy Inc. (the “Company” or “Alternus”) (NASDAQ: ALCE, OTCPK: ACLEW) recently announced its unaudited financial results for the three and six months ended June 30, 2024 and additionally restated results for its first quarter, 2024.

Highights For the Three Months Ended June 30, 2024

●	Operating assets generated over 18GW hours of clean energy delivered to local power grids.

●	Overall power production was up 14% when adjusted for the Italian parks included in 2023, that where sold in December 2023. Power production in the United States increased by 156% PoP following additional parks brought into operation in during 2024. Romania production increased by 8.6% PoP.

●	Revenues decreased by $2.2 million (36%) to $3.8 million compared to the same reporting period last year. This was driven equally by two factors, the first of which was generally lower electricity prices in Romania during 2024, as well as increased deferred income from unsold green certificates in the period (these can be sold in future periods). The second was the sale of the Italian parks in December 2023.

●	Gross profit decreased by $2.8 million (55%) to $2.2 million, driven primarily by the noted lower revenues, as well as higher costs of energy acquisition for contracted revenues. The main contributing factor for this was high volatility in energy rates in the Romania market in 2024. Resulting gross margins were 57% for three months to June 30, 2024 down from 82% for the same period last year.

●	Selling and general expenses increased by $1.4 million (72%) PoP primarily due to increased operating costs associated with being listed on the Nasdaq exchange.

●	Net Loss of $6.8 million versus net loss of $1.7 million for the same period previous year, resulting primarily from lower operating incomes in 2024 and costs associated with debt issuance while relative interest costs were higher on lower debt.

●	In Q1, 2024 the Company repaid $80 million of bond debt from the sale of non-strategic assets, reducing the balance to approximately $86 million.

●	Intense focus on reducing operating costs with approximately $2 million reduction in fixed annual operating costs implemented to be recognized in future periods.

●	Announced binding heads of terms to form exciting new joint venture with Hover Energy to enter the burgeoning microgrid energy market delivering next generation microgrid solutions targeting power hungry corporate customers and data centers.

●	Continued buildout of pipeline of near-term acquisitions ready-to-build projects in North America by taking advantage of higher equity returns made available by the Inflation Reduction Act and the U.S. Department of Energy’s support for renewable energy infrastructure.

●	The previously announced acquisition of 80MW’s of operating assets in the US has not completed as planned in June, as the sellers have not met the required closing conditions. There is no indication of when the closing conditions will be met at this time.

Commenting on results, Vincent Browne, Chairman and Group Chief Executive Officer, said, “2024 has clearly been a challenging period in terms of business performance as, despite increased power production that is in the company’s direct control, revenues and gross margins both dropped significantly as a result of market forces, such as energy rates, that are outside our control. In addition, we have increased sales and general administration costs associated with being a listed company that are weighing on operating results.

“Despite this we have made good progress in business development activities to deliver long term growth and profitability going forward. We continue to advance targeted accretive construction-ready utility-scale acquistions in the US and also announced our exciting new joint venture with Hover Energy to create a new operating segment of the group. Microgrids are a rapidly growing segment of the energy market as corporations and data centrers seek solutions to their growing need for power and to help address energy independence. From Alternus group perspective, this is very complimentary to our existing utility solar business as the microgrid segment should provide faster time to revenues and cashflows and require less equity to deploy. This will support business operations while we wait for the utility projects to come on stream and deliver the larger long-term stair step revenue growth with multi-year investment offtake contracts”.

“With our target markets poised for ongoing expansion with unprecedented regulatory and commercial support, we will use the rest of 2024 to continue to rationalize our costs, de-leverage the balance sheet and improve access to equity to allow us capitalize on this dynamic in these attractive and rapidly growing markets,” Mr. Browne concluded.

Diversified Portfolio of Assets

The table below summarizes the Company’s diversified portfolio of assets as of 30 June 2024.

	Operating (MWs DC)	In Construction (Target Operational EOY 2025 (MWs DC)	Pre-Construction (<12 mths) (MWs DC)	Q2 ‘24 Clean Power Generated (GWh)	Q2 ‘24 Revenue (USD mil)	Q2 ‘24 Gross Profit (USD mil)
Romania	40.1	--	--	16.7	3.8	2.2
Italy	--	--	217	--	--	--
Spain	--	--	32	--	--	--
U.S.A.	3.8	45	15	1.6	0.1	0.1
Total	43.9	45	264	18.3	3.9	2.3

Second Quarter 2024 Results

The table below summarizes the Company’s financial performance for the second quarter of 2024.

	Q2 2024	Q2 2023	$ Change	% Change
Revenues	3.9	6.0	(2.1)	(36)%
Cost of Sales	(1.6)	(1.0)	0.6	(57)%
Gross Profit	2.3	5.0	(2.7)	(54)%
Gross Margin	59%	83%	-	(29)%
Selling and General Expenses	(3.3)	(1.9)	1.4	72%
Interest Charges	(4.1)	(4.4)	(0.3)	(7)%
Depreciation and amortization	(0.5)	(0.9)	(0.4)	(41)%
Development costs	--	(0.7)	(0.7)	(100)%
Total Other expense	(1.2)	--	(1.2)	100%
Net Loss from continuing operations	(6.8)	(2.9)	(3.9)	134%

Six Months to June 30, 2024 Results

The table below summarizes the Company’s financial performance for the six months ended June 30, 2024.

	H1 2024	H1 2023	$ Change	% Change
Revenues	6.0	9.8	(3.8)	(39)%
Cost of Sales	(2.4)	(2.0)	(0.4)	20%
Gross Profit	3.6	7.8	(4.2)	(54)%
Gross Margin	60%	80%	-	(25)%
Selling and General Expenses	(7.0)	(3.6)	3.4	94%
Interest Charges	(8.3)	(7.9)	(0.4)	(5)%
Depreciation and amortization	(1.1)	(1.8)	(0.7)	(39)%
Development costs	--	(0.8)	(0.7)	(100)%
Total Other expense	(1.7)	--	(1.7)	100%
Net Loss from continuing operations	(14.5)	(6.2)	8.3	134%

The above should be read in conjunction with the Company’s Form 10-Q as of and for the three and six months ended June 30, 2024, as filed with the US Securities and Exchange Commission (SEC), available at www.sec.gov and on the Company’s website at https://ir.alternusce.com/sec-filings/ .

Restatement of Results from Three Months ended March 31, 2024

Alternus also filed an Amendment No. 1 on Form 10-Q/A to restate certain information in the Company’s previously issued condensed consolidated financial statements as of and for the three months ended March 31, 2024. The items amended in the Original Filing are listed under “Items Amended in the Form 10-Q/A”, summarized below:

$1.6 miilion accounts receivable adjustment – In the sale agreement for the Polish subsidiaries sold on January 18, 2024, there was a €1.5 million ($1.6 million) holdback by the buyer for any post transactional risks that could occur. Management determined this was in fact not a trade receivable and should be included as “Other Receivable” on the Company’s Condensed Consolidated Balance Sheets.

$0.8 million capitalized interest adjustment – Management identified that interest on U.S. loans utilized for current construction projects was included as Interest Expense. Management determined the interest on these loans should be capitalized as part of the cost of the project. This resulted in the reclassification of interest expense to the Company’s Condensed Consolidated Balance Sheets.

$0.179 miilion gain on extinguishment of debt - In January of 2024, the Company issued 7,765,000 shares of restricted common stock valued at $1.23 per share to Nordic ESG and Impact Fund SCSp (“Nordic ESG”) as settlement of AEG’s €8m note. The closing price of the common shares issued at settlement had a fair value of $9,550,950. At the time of settlement, the carrying value of the debt and outstanding interest was $9,730,260 resulting in a $179,310 gain at time of conversion. Management identified this gain was not included in the original Form 10-Q.

Other than the “Items Amended in this Form 10-Q/A,” disclosures in the Original Filing remain unchanged.

About Alternus Clean Energy Inc.

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony. For more information visit www.alternusce.com

Forward-Looking Statements

 Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For More Information:

Alternus Energy Investor Relations

ir@alternusenergy.com

+1 (913) 815-1557

5